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                                                                      EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                      THREE MONTH PERIOD                   SIX MONTH PERIOD
                                                        ENDED JUNE 30,                       ENDED JUNE 30,
                                                  --------------------------          --------------------------
                                                    2001              2000              2001              2000
                                                  --------          --------          --------          --------
EARNINGS PER COMMON AND DILUTIVE
  POTENTIAL COMMON SHARE:
  Net Income                                      $  8,713          $  5,840          $ 17,338          $ 11,195
                                                  ========          ========          ========          ========

  Shares:
  Weighted average number of common
      shares outstanding - Basic                    26,807            26,615            26,816            26,705
   Effect of dilutive securities (a):
      Stock options                                     62               344                60               322
                                                  --------          --------          --------          --------
        Adjusted common shares - Diluted            26,869            26,959            26,876            27,027
                                                  ========          ========          ========          ========

EARNINGS PER SHARE - DILUTED                      $   0.32          $   0.22          $   0.65          $   0.41
                                                  ========          ========          ========          ========

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential shares.